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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2003

XO COMMUNICATIONS, INC.
(Exact name of registrant as specified in charter)

Delaware	0-30900	54-1983517
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

11111 Sunset Hills Road, Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

(Former name or former address, if changed from last report)

Item 5. Other Events.

     XO Communications, Inc. (“XO”) today announced that it is prepared to launch immediately an “any and all” tender offer for the $2.25 billion of Senior Secured Global Crossing LTD (“Global Crossing”) Bank Debt. The tender offer would be priced at $210 per $1,000 of Bank Debt, or $472.5 million in the aggregate. XO’s tender offer will not be subject to due diligence or financing, but is predicated on the termination of the Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) Purchase Agreement.

     To facilitate the certainty that Global Crossing emerges from bankruptcy, XO recently made a purchase offer comprised of cash and securities valued at $700 million. Various Global Crossing creditors have questioned the “value” of XO’s offer. Therefore, as an alternative, XO, together with affiliates, is prepared to offer $700 million in cash to acquire all of the assets of Global Crossing as a “Stalking Horse” bidder in a Section 363 sale. This offer would be subject to higher and better offers from third parties through a Bankruptcy Court administered auction process.

     A copy of the June 12, 2003 press release issued by XO is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     In addition, in connection with today’s announcement XO delivered a letter dated June 12, 2003 to Ms. Marlene H. Dortch, Secretary, Federal Communications Commission (“FCC”), responding to the June 9, 2003 letter submitted by the Official Committee of Unsecured Creditors in the Global Crossing bankruptcy proceeding. The letter informed the FCC of the new offer, and corrected the record regarding the transfer of Global Crossing’s authorizations to ST Telemedia.

     A copy of the June 12, 2003 letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

     Exhibits. XO Communications, Inc.

99.1	Press Release of XO Communications, Inc., dated June 12, 2003.

99.2	Letter dated June 12, 2003 to Marlene H. Dortch, Secretary, Federal Communications Commission

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO COMMUNICATIONS, INC

By:	/s/ Wayne M. Rehberger Name: Wayne M. Rehberger Title: Executive Vice President, Chief Financial Officer

June 13, 2003

Exhibit Index

Exhibit No	Description

99.1	Press Release of XO Communications, Inc., dated June 12, 2003.

99.2	Letter dated June 12, 2003 to Marlene H. Dortch, Secretary, Federal Communications Commission